Exhibit 99.1

For Immediate Release

Contact:
China Yida Holding	CCG Investor Relations
Jocelyn Chen	Crocker Coulson, President
Phone: +86 591 28082230	Phone: + (1) 646-213-1915
Email: ir@yidacn.net	Email: Crocker.Coulson@ccgir.com

China Yida Receives NASDAQ Noncompliance Notice

FUZHOU, China — July 7, 2012 — China Yida Holding Company (Nasdaq: CNYD) (“China Yida” or the “Company”), a diversified tourism and entertainment enterprise in China, today announced that the Company has received a letter ifrom The NASDAQ Stock Market LLC (“Nasdaq”) informing the Company that its common stock has not met the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The Company did not meet Nasdaq's minimum bid price requirement because the closing bid price for its common stock for each trading day in the 30-business day period from May 17, 2012 to June 28, 2012 was less than $1.00 per share.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), China Yida has a grace period of 180 calendar days, or until December 31, 2012, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day grace period. If the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date of the grace period in order to regain compliance.

If the Company does not regain compliance within this period, it may be eligible for additional time.  To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.  If the Company fails to regain compliance within the grace period permitted by Nasdaq, the Company’s common stock will be subject to delisting by Nasdaq. The Company will consider available options to resolve the noncompliance with the minimum bid price requirement.

The notification letter has no immediate effect on the listing of the Company's common stock on The Nasdaq Capital Market. China Yida's common stock will continue to trade on The Nasdaq Capital Market under the symbol "CNYD."

About China Yida

China Yida is a leading tourism and media enterprise focused on China’s fast-growing leisure industry and headquartered in Fuzhou City, Fujian province of China.  The Company provides tourism management services and specializes in the development, management and operation of natural, cultural and historic scenic sites.

China Yida currently operates the Great Golden Lake tourist destination (Global Geopark), Hua’An Tulou tourist destination (World Culture Heritage) and China Yunding Park (National Park).  China Yida is also developing three additional tourism projects, Ming Dynasty Entertainment World, China Yang-sheng (Nourishing Life) Tourism Project and the City of Caves.

The Company’s media business provides operations management services including content and advertising management for the Fujian Education Television Station (“FETV”), and “Journey through China on the Train”, an advertisement-embedded travel program.

For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

###